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                                                                    EXHIBIT 10.8


                           QUOTA SHARE REINSURANCE TREATY
                           (hereafter the "Agreement")

                                     BETWEEN
                         ACA FINANCIAL GUARANTY CORPORATION
                      (hereinafter called the "Reinsured")

                                       and

                          GLOBAL MARKETS GUARANTY LTD.
                      (hereinafter called the "Reinsurer")

                                      PREAMBLE

            In consideration of the mutual terms, covenants, and conditions hereinafter set forth, the Reinsurer does hereby reinsure the Reinsured as set forth herein.

                                   ARTICLE I
                                REINSURING CLAUSE

Section 1.  Quota Share Reinsurance.

            The Reinsured shall, subject to the terms, conditions and exclusions of this Agreement, cede, and the Reinsurer hereby agrees to accept as reinsurance, a pro rata share in the percentage set forth on Exhibit A hereto (the "Quota Share Percentage") of the Reinsured's Policies (defined below) that incept and/or are renewed during the Term hereof and which fall within the definition of Business Reinsured.

Section 2.  Definition of Business Reinsured.

            Except as otherwise set forth on Exhibit A hereto, the Business Reinsured consists of all surety bonds, insurance contracts and policies, indemnity contracts, financial guaranty policies, binders, endorsements and other evidences of insurance actually written or assumed by the Reinsured, that incept or renew during the Term of this Agreement, and with respect to which the Reinsurer has received premium due in accordance with the terms of such contract and policies (all such bonds, contracts, policies and other such coverages that comprise the Business Reinsured are collectively referred to herein as the "Policies" and individually as a "Policy").
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Section 3.  Original Conditions; Scope of Reinsurer's Obligation to Follow
            Reinsured's Underwriting Fortunes; Rights and Settlements.

         (a) The liability of the Reinsurer shall attach simultaneously with that of the Reinsured and shall be subject in all respects, except as set forth herein, to the same risks, terms, conditions, interpretations, waivers, and to the same modifications, alterations, and cancellations as are contained in the respective Policies of the Reinsured, and the Reinsurer shall, in all respects, follow the underwriting fortunes of the Reinsured with respect to the Business Reinsured. Any increase in limits of liability made in such original Policy or Policies are automatically binding upon the Reinsurer from the date such increase is effective, subject to the limits of this Agreement. During the term hereof, the Reinsured shall provide Notice to the Reinsurer, in the event of any increase in limits of liability under a Policy or Policies of the Reinsured and pay to Reinsurer the Quota Share Percentage of the additional premium with respect to such increase pursuant to the terms hereof.

         (b) The liability of the Reinsurer hereunder shall include a proportionate share of any Allocated Loss Adjustment Expenses, which term shall mean, except as otherwise set forth herein, for purposes of this Agreement, those expenses relating to the mitigation and adjustment of losses sustained and actually paid by the Reinsured under the Business Reinsured, including court costs, interest upon judgments as it accrues, and allocated investigation, adjustment and legal expenses chargeable to the investigation, negotiation, settlement or defense of a claim or loss or the protection and perfection of any subrogation or salvage rights under the Business Reinsured.

         (c) The Reinsured shall, in its reasonable discretion, determine what constitutes a single risk, Policy, claim, loss, or the subject of insurance within the Business Reinsured in accordance with applicable law. The Reinsurer agrees to abide by the loss settlements of the Reinsured pursuant to a Policy.

                                   ARTICLE II
                                      COVER

            Subject to Article I, the Reinsured will cede, and the Reinsurer will accept as reinsurance, a pro rata share of each Policy written by the Reinsured for which the total premium on a single risk, whether received by the Reinsured in a single




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payment or in a series of payments, is estimated to equal at least $100,000 during the calendar year in which the Policy or Policies covering such risk are issued. Notwithstanding the foregoing, the Reinsurer will have no obligation under this Article to accept any share of a Policy or increase in the limits of liability thereunder to the extent such acceptance would cause it to exceed any applicable single-risk or aggregate risk limit established by law or by a nationally recognized rating organization. In the event that the Reinsurer's share of a Policy or increase hereunder would cause it to exceed any applicable risk limit as set forth in the preceding sentence, the Reinsurer will provide Notice to the Reinsured within 24 hours of its discovery of such condition. The Reinsured shall retain net and unreinsured at least 50% of each single risk ceded hereunder or such other percentage as the parties mutually agree.

                                  ARTICLE III
                                NOTICE OF CLAIMS

            The Reinsured agrees to provide Notice as defined under Article XXI herein of all claims under any Policy in the Business Reinsured within two (2) business days following the Reinsured's receipt of notice of a claim or claims. Failure to provide such Notice shall not relieve the Reinsurer of its obligations hereunder for any losses resulting from such claim unless the Reinsurer has suffered material prejudice thereby. Any such failure to provide Notice of a claim or claims to the Reinsurer shall be immediately corrected, upon discovery thereof by the Reinsured, although such correction shall not be deemed to limit or waive any right or remedy Reinsurer may have hereunder.

                                   ARTICLE IV
                                      TERM

Section 1.  Term.

            The initial term of this Agreement shall commence on the later of January 1, 1999 at 12:00 a.m. Eastern Standard Time, or the date of closing of that certain initial public offering of the common stock of the Reinsurer (the "Effective Date") and terminate at 11:59 p.m. Eastern Standard Time on December 31, 1999; provided, however, that this Agreement shall not become effective if the initial public offering does not close. This Agreement shall automatically renew for a one-year period on 12:00 a.m. each January 1 commencing with January 1,



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2000, unless the Reinsurer gives at least 90 days' written notice prior to the end of the then current Term to the Reinsured of its intent not to renew (the "Notice of Non-Renewal"). As used herein, "Term" means the period commencing on the Effective Date and terminating on the earlier of the Run-Off Date and the Cut-Off Date.

Section 2.  Run-Off Termination.

         (a) In the event the Reinsurer delivers a Notice of Non-Renewal with respect to any December 31, the Business Reinsured shall become fixed, with no new Policies added to the Business Reinsured (a "Non-Renewal Run-Off Termination"), as of 11:59 p.m. Eastern Standard Time on such December 31 (the "Non-Renewal Run-Off Date"). In the event of a Non-Renewal Run-Off Termination, the Reinsurer shall continue to be liable for the reinsurance liabilities ceded hereunder prior to the Non-Renewal Run-Off Date until the earlier of (i) the date of settlement, natural expiration or cancellation of such liabilities and
(ii) the Cut-Off Date, if any (the period from and including the Non-Renewal Run-Off Date to but excluding such date is referred to herein as the "Non-Renewal Run-Off Period"). During the Non-Renewal Run-Off Period, all of the terms and conditions of this Agreement shall remain in full force and effect with respect to the reinsurance liabilities ceded hereunder prior to the Non-Renewal Run-Off Date.

         (b) In the event of the occurrence of any of the events listed in the following clauses (i) through (vii) inclusive, the Business Reinsured shall become fixed, with no new Policies added to the Business Reinsured (an "Event Run-Off Termination"), as of 11:59 p.m. Eastern Standard Time on the day such event occurs (the "Event Run-Off Date"): (i) either the Reinsured or the Reinsurer ceases to have a financial strength rating or claims-paying ability rating from any of Standard & Poor's Ratings Services ("S&P"), Fitch IBCA, Inc. ("Fitch IBCA") or Duff & Phelps Credit Rating Co.("DCR") of "A-" or higher and such rating of "A-" or higher is not restored within ninety (90) days; (ii) either the Reinsured or the Reinsurer becomes insolvent or has a final order of liquidation, rehabilitation, conservatorship or receivership entered against it;
(iii) the Reinsurer, in its sole discretion, determines that the Reinsured has materially violated the Underwriting Guidelines, as defined below, or has made material changes to the Underwriting Guidelines without complying with Article X, Section 2, and delivers a notice to such effect; (iv) except as otherwise provided herein, either the Reinsured or the Reinsurer




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materially breaches any of the terms and conditions of this Agreement and such breach is not remedied within 60 days of notice of such breach delivered to the breaching party by the other party; (v) there is a Change in Control, as defined below; (vi) the Reinsured fails to pay the Premium in accordance with Article VII hereof if such failure is not cured within ten business (10) days of notice to the Reinsured by the Reinsurer; or (vii) the Reinsured reinsures, sells, assigns, transfers or conveys, directly or indirectly, some or all the Business Reinsured to another person or entity. Notwithstanding the foregoing, the either party's failure to cure a default or event arising under any of the foregoing clauses (i) through (vii) shall not cause an Event Run-Off Termination if, in the sole discretion of the non-breaching party, the non-breaching party elects to maintain this Agreement in force and effect while pursuing other remedies. Each party will provide prompt notice to the other party of the occurrence of any of the events described in clauses (i) through (vii) above. Subject to rights and remedies of Reinsurer hereunder, in the event of an Event Run-Off Termination, the Reinsurer shall continue to be liable for the reinsurance liabilities ceded hereunder prior to the Event Run-Off Date until the earlier of
(i) the date of settlement, natural expiration or cancellation of such liabilities and (ii) the Cut-Off Date, if any (the period from and including the Event Run-Off Date to but excluding such date is referred to herein as the "Event Run-Off Period"). Subject to rights and remedies of Reinsurer hereunder, during the Event Run-Off Period, all of the terms and conditions of this Agreement shall remain in full force and effect with respect to the reinsurance liabilities ceded hereunder prior to the Event Run-Off Date.

         (c) The Reinsurer and the Reinsured shall each give notice to S&P, Fitch IBCA and DCR of any Non-Renewal Run-Off Termination or Event Run-Off Termination.

Section 3.  Cut-Off Termination.

            Provided a Non-Renewal Run-Off Termination or an Event Run-Off Termination arising on account of Reinsurer's failure to comply with Section 2(b) of this Article IV has previously occurred, the Reinsured may, by giving at least 90 days' prior written notice, terminate this Agreement on a cut-off basis (a "Cut-Off Termination") effective as of 11:59 p.m. Eastern Standard Time on December 31, 2000 or any December 31 occurring thereafter. In addition, the Reinsured may, by giving at least 90 days' prior written notice, effect a Cut-Off Termination




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effective as of 11:59 p.m. Eastern Standard Time on December 31, 2003 or any
December 31 occurring thereafter, whether or not a Non-Renewal Run-Off Termination or an Event Run-Off Termination has previously occurred, if no net incurred losses have been paid by the Reinsurer hereunder. In the event of a Cut-Off Termination, the Reinsurer's liability under this Agreement shall terminate immediately and the Reinsurer shall return all unearned Premium less the Ceding Commission applicable thereto paid to or due Reinsured within 30 business days of the Cut-Off Date. As used herein, "Cut-Off Date" means the date a Cut-Off Termination is effective in accordance with the terms of this section.

Section 4.  Definitions.

            As used in this Article, the following terms shall have the meanings assigned to them below:

         (a) "Run-Off Date" means the earlier to occur of the Non Renewal Run-Off Date and the Event Run-Off Date.

         (b) "Run-Off Period" means the Non-Renewal Run-Off Period or the Event Run-Off Period, as applicable.

         (c) "Underwriting Guidelines" means the underwriting policies and procedures of the Reinsured, as authorized by the Reinsured's Board of Directors and Underwriting Committee and approved by the Reinsurer, a true and complete copy of which is on file with the Reinsured.

         (d) "Change in Control" means the acquisition of beneficial ownership of 30% or more of the issued and outstanding voting securities (including, without limitation, securities convertible into voting securities) of the Reinsured or of American Capital Access Holdings, Inc., its parent ("Holdings"), by one or more purchasers acting in concert in a single transaction or in a series of related transactions; provided, however, that "Change of Control" shall not include an initial public offering of the capital stock of the Reinsured or of Holdings.

                                   ARTICLE V
                                   EXCLUSIONS

            This Agreement only provides reinsurance for claims for contractual benefits arising under the Policies, and excludes all other claims of any kind or character, including,



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without limitation: (i) bad faith damages, punitive damages or other extracontractual liability asserted against the Reinsured, its officers, directors, employees or agents, (ii) office expenses of the Reinsured and salaries of officials and employees of the Reinsured, (iii) any payment by the Reinsured in excess of its express contractual obligations under a Policy (iv) all liability of the Reinsured arising by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any Insolvency Fund; (v) commissions and related costs of writing the Business Reinsured (excluding the ceding commission described under Article VII hereof); (vi) taxes of any kind, including, without limitation, premium taxes (excluding any excise tax the Reinsured may be obligated to pay, provided that the Reinsured (a) provide notice to the Reinsurer immediately upon the Reinsured's receipt of notice of any excise tax, and (b) permit Reinsurer, in the name of the Reinsured or otherwise, to contest such tax); (vii) administrative expenses of the Reinsured; and (viii) any other charges, costs or expenses of any kind or character. "Insolvency Fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by the competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

                                   ARTICLE VI
                                    TERRITORY

            This Agreement will cover wherever the Reinsured's Policies cover.

                                  ARTICLE VII
              PREMIUM, CEDING COMMISSION, ACCOUNTS AND REMITTANCES

         (a) The Reinsured will pay the Reinsurer an amount (the "Ceded Premium") equal to the product of (1) the amount actually received by the Reinsured of the Gross Net Written Premium Income, as defined herein, and (2) the Quota Share Percentage (expressed as a decimal), less an amount (the "Ceding Commission") equal to the product of (1) the Ceded Premium and (2) the Ceding Commission Rate (expressed as a decimal) as set forth in Exhibit A hereto.



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         (b) Within fifteen (15) days following the end of each month, the
Reinsured shall provide to the Reinsurer the following:

                  (1) An account current setting forth in the aggregate for the month:

                  (i)      Gross Net Written Premium Income;

                  (ii) Subject Gross Net Written Premium Income (defined below);

                  (iii)    Ceded Premium;

                  (iv)     The Reinsurer's share of Recoveries (defined under
                           Article X);

                  (v)      Ceding Commission;

                  (vi)     Any excise tax due by Reinsurer pursuant to Article
                           V;

                  (vii) Net amount due Reinsurer(the sum of (iii) and (iv), less (v) and (vi));

                  (viii) Reinsurer's share of subject deferred premium revenue as of the end of the month;

                  (ix) Reinsurer's share of subject case basis reserves established by the Reinsured as of the end of the month; and

                  (x) Reinsurer's share of subject contingency reserves established by the Reinsured as of the end of the month.

                  (2) A premium bordereau report setting forth for each Policy the name and location of each issuer, a description of the issue insured including par amount insured, maturity dates, underlying rating (if available), the effective date of coverage, sector, total premium, premium rate, premium and par amounts subject to this Agreement and such other information as the Reinsurer and Reinsured may agree with respect to the bordereau report;

                  (3) A Recoveries bordereau setting forth for each Policy paid claims, amount of



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                           Recoveries, and such other information as Reinsurer
                           may reasonably require;

                  (4) Payment of the net amount due the Reinsurer as set forth in (b)(1)(vii) above. In the event that a net balance is due the Reinsured by the Reinsurer, such amount will be paid by the Reinsurer within fifteen
                           (15)days after the reports are furnished to the Reinsurer; provided, however, that if the Reinsurer objects to all or any portion of the amount due by the Reinsurer based on its good faith belief that such amount is incorrect, then the Reinsurer shall not be obligated to pay the disputed amount until the parties have resolved the dispute to their mutual satisfaction.

         (c) Within thirty (30) days after the end of each calendar quarter, the Reinsured will provide to the Reinsurer any other information regarding the Policies that the Reinsurer may require that is reasonably available to the Reinsured.

         (d) As used herein, the term "Gross Net Written Premium Income" shall mean all premium actually received or due in respect of Policies (whether direct or assumed) written during the Term. The term "Subject Gross Net Written Premium Income" shall mean the portion of the Gross Net Written Premium Income of each policy that is subject to this Agreement.

         (e) At the option and upon the demand of the Reinsured, the Reinsured shall be paid by special remittance within three (3) business days upon receipt of a special account, which shall be prepared by the Reinsured and shall contain all relevant details in connection with the Loss or Loss Expense. When the Reinsured has determined with a reasonable degree of certainty that a payment under a Policy will occur, the Reinsured, at its option, may present such special account to the Reinsurer prior to the date of such payment by the Reinsured. Provided that the Reinsurer receives such special account at least three Business Days prior to the date of such policy payment by the Reinsured, the Reinsurer shall make payment to the Reinsured by 12:00 p.m., Eastern Standard time, on the business day prior to such scheduled date of such policy payment by wire transfer in immediately available funds. If for any reason the Reinsured shall not make such policy payment on the scheduled date and no such policy payment is anticipated


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within two (2) business days, or if such policy payment was anticipated but two
(2) business days have expired without making such policy payment, the Reinsured shall return to the Reinsurer within two (2) business days the amount paid to the Reinsured by the Reinsurer for such policy payment to the extent not used therefor, plus interest payable at the same rate as the first six-month U.S. Treasury Bill issued during that quarter.

                                  ARTICLE VIII
                                    RESERVES

            The Reinsurer shall maintain reserves with respect to its proportionate share of outstanding and incurred but not reported loss, unearned premium and contingency reserves, as appropriate and required based on statutory accounting and actuarial principles consistently applied.

                                   ARTICLE IX
                           STATUTORY FINANCIAL CREDIT

            The Reinsurer shall take all steps necessary to enable the Reinsured to obtain full credit for the reinsurance provided by this Agreement in all applicable jurisdictions, including compliance with the Insurance Act 1978 of Bermuda and regulations promulgated thereunder; provided, however, that the Reinsurer shall not be required to engage in any activity that would require the Reinsurer to operate a trade or business or obtain any license or certification within the United States. The obligations of the Reinsurer under this Article IX shall include providing security or entering into appropriate security devices in the amount required by law (collectively, the "Security") to permit the Reinsured to obtain full reinsurance credit. When two or more types of Security are permitted under applicable law, the Reinsurer may, in its sole discretion, select the Security it will establish or provide and substitute other Security after initial Security has been established or provided. The Reinsured and Reinsurer agree that, if possible, any Security provided to Reinsured will be held in a manner so as to allow the Reinsured to take financial credit for the reinsurance provided by this Agreement and also allow, if possible, the Reinsurer to treat such Security as an admitted asset in accordance with applicable law.

            When required by applicable law in order for the Reinsured to take financial credit for the reinsurance provided by this Agreement, the Reinsured shall be entitled to withhold from the Reinsurer as security for the payment of the latter's



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obligations, an amount herein called the "Deposit." The Deposit shall equal the
Reinsurer's share of Allocated Loss Adjustment Expenses (as defined in Article
I) paid by the Reinsured but not recovered from the Reinsurer and outstanding, and incurred but not reported loss, unearned premium and contingency reserves. The Reinsured shall hold the deposit in a segregated account for the sole and exclusive benefit of Reinsurer and only use such funds as provided hereunder. In the event the Reinsured becomes insolvent, any assets of the Reinsurer held by the Reinsured, including but not limited to the deposit, shall be deemed to be held in trust for the sole and exclusive benefit of the Reinsurer.

            The Deposit shall be adjusted quarterly to equal losses and Allocated Loss Adjustment Expenses (as defined in Article I) paid by the Reinsured but not recovered from the Reinsurer and the unearned premium, contingency and outstanding and incurred but not reported loss reserves, calculated on the basis of the requirements of applicable law, corresponding to the Reinsurer's proportionate share of risks reinsured hereunder.

            At any time after default by the Reinsurer of payments owing to the Reinsured under this Agreement, the Reinsured may use so much of the Deposit as may be required to eliminate the default. Until the Deposit has been utilized in such manner, interest thereon shall be credited to the Reinsurer quarterly at the lesser of the prime rate or the same interest rate payable on the first six-month U.S. Treasury Bill issued during each quarter.

            Upon termination of this Agreement, if the Reinsured and the Reinsurer agree that the Reinsured will withdraw the Business Reinsured from the Reinsurer, the Reinsured shall credit and pay to the Reinsurer the balance of any funds of the Reinsurer in the possession of the Reinsured, including, without limitation, any funds withheld by the Reinsured as Security, and return any Security in the possession of the Reinsured. If the cessions in force are allowed to run to their normal expiry, then any funds withheld by or other Security in the possession of the Reinsured shall be adjusted quarterly.

            If the Reinsurer elects to use a Letter of Credit as Security, the following provisions shall apply to the Reinsurer:

         (a) The Reinsurer shall provide to the Reinsured a letter of credit in form and amount required by applicable law.




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If the issuing or confirming bank shall cease to meet applicable legal requirements during the term of the letter of credit, the Reinsurer shall replace such letter of credit with a complying one upon the earlier of the stated expiration, next extension or renewal date, or modification or amendment of the letter of credit. Within thirty (30) day of the Reinsurer's receipt of the quarterly reports required by Article VII of this Agreement:

         (1) if the Reinsurer's share of the obligations under this Agreement shall exceed the then existing balance of the letter of credit made available, the Reinsurer shall, if required by applicable law, secure delivery to the Reinsured of an amendment to the letter of credit increasing the amount of the letter of credit available by the amount required under applicable law; or

         (2) if the Reinsurer's share of the obligations under this Agreement shall be less than the balance of the letter of credit available on the accounting date, the Reinsured shall release such excess credit by agreeing to an amendment to the letter of credit reducing the amount of the letter of credit available by the amount of such excess credit.

         (b) Except as may otherwise be required under applicable law, the Reinsurer and the Reinsured agree that a letter of credit provided by the Reinsurer pursuant to this Agreement may be drawn upon at any time by the Reinsured or its successors in interest only for one or more of the following:

         (1) to reimburse the Reinsured for the Reinsurer's share of premiums (adjusted for return to the Reinsurer of the pro rata portion of the Ceding Commission paid to the Reinsured) returned to the owners of Policies reinsured under this Agreement on account of cancellations of such Policies; and

         (2) to reimburse the Reinsured for the Reinsurer's share of losses under the Business Reinsured and Allocated Loss Adjustment Expenses paid by the Reinsured




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              pursuant to the provisions of the Policies reinsured by this
              Agreement.

            When the Reinsured has received notification of the non-renewal of the letter of credit and when the Reinsurer's obligations under this Agreement with respect to risks and obligations covered by letter of credit remain unliquidated and undischarged ten (10) days prior to such expiration date, the Reinsurer shall supply to the Reinsured substitute Security meeting the requirements of this Article.

            All of the foregoing shall be applicable without diminution because of insolvency on the part of the Reinsured or the Reinsurer.

                                   ARTICLE X
                    COVENANTS, REPRESENTATIONS AND WARRANTIES

Section 1.  Dividends.

            The Reinsured shall not, in any fiscal year, pay dividends on its common shares in an aggregate amount greater than 50% of its net income after deduction for contingency reserves, for such fiscal year. Net income and contingency reserves shall be determined in accordance with statutory accounting principles prescribed or permitted by the Commissioner of Insurance of the State of Maryland ("SAP"). In addition, the Reinsured shall not pay any dividends at any time unless its SAP unassigned funds as shown on line 26C, page 3 of the Reinsured's statutory financial statement as filed with the Maryland Insurance Department are positive at such time.

Section 2.  Underwriting Guidelines.

            The Reinsured shall not make any material changes to the Underwriting Guidelines without (1) providing written notice to the Reinsurer at least thirty (30) days (or such shorter period as Reinsurer may agree to in writing) prior to making any such material change, and (2) obtaining the Reinsurer's prior written consent.

Section 3.  Recoveries.

            Except as otherwise provided herein, the Reinsured shall not sell, pledge, hypothecate, assign or otherwise dispose of any Recoveries. As used herein, "Recoveries" shall mean




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salvage and subrogation to the extent realized into cash or the equivalent or booked in accordance with SAP.

Section 4.  Non-Competition.

            The Reinsurer shall not write direct financial guaranty insurance within the 50 United States, the District of Columbia, Puerto Rico, Guam and the Virgin Islands for so long as this Agreement remains in effect.

Section 5.  Reinsured's Representations and Warranties.

            The Reinsured hereby represents and warrants: (i) that the Reinsured is duly qualified and holds all licenses and permits necessary to conduct its business in all jurisdictions where the Reinsured issues insurance policies or otherwise engages in business; (ii) that the Reinsured is in good standing in all such jurisdictions, (iii) that the Reinsured, when conducting its business as presently conducted, falls within the exception to the definition of an investment company under Section 3(c)(3) of the Investment Company Act of 1940 and attendant regulations (collectively, the "40 Act Exception"); (iv) that each Policy that is part of the Business Reinsured falls within the definition of an exempt security under Section 3(a)(8) of the Securities Act of 1933 and attendant regulations (collectively, the "33 Act Exception"); and the Reinsured does not directly or indirectly own (within the meaning of Section 958(a) of the U.S. Internal Revenue Code (the "IRC")) any stock of the Reinsurer and is not a related person (within the meaning of Section 953(c)(6) of the IRC) to any person who so owns such stock.

Section 6.  Securities Laws Covenants.

            The Reinsured hereby agrees that at all times during the term hereof and during any run-off period hereunder, that the Reinsured (i) shall not reinsure hereunder any Policy that does not fall within the 33 Act Exception,
(ii) shall fall within the 40 Act Exception, and (iii) shall not directly or indirectly own (within the meaning of Section 958(a) of the IRC) any stock of the Reinsurer or be a related person (within the meaning of Section 953(c)(6) of the IRC) to any person who so owns such stock.

Section 7.  Excessive Concentration.

            In the event either party hereto receives notice from S&P, Fitch IBCA or DCR providing that such party's financial strength rating or claims-paying ability rating may be downgraded on account of excessive concentration of reinsurance with the other party pursuant to this Agreement, then the parties agree to negotiate in good faith to modify the Quota Share Percentage or otherwise restructure reinsurance hereunder in order to permit the party receiving notice to maintain its then current ratings without such downgrade.



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                                   ARTICLE XI
               DUE DILIGENCE RESPONSIBILITIES OF THE REINSURED

            In accordance with customary and reasonable practices within the financial guaranty insurance industry, the Reinsured will be responsible for performing due diligence with respect to all obligations to be ceded to and reinsured by the Reinsurer pursuant to this Agreement, as may be necessary to identify and evaluate the credit risks attendant thereto. Such evaluation and analysis shall comport with the Underwriting Guidelines of the Reinsured, as defined in Article IV. The Reinsured will provide copies of credit reports, financial statements, environmental impact reports, market research and feasibility studies, appraisals and other documentation obtained or generated by the Reinsured with respect to the Business Reinsured, at the request of the Reinsurer. In addition, the Reinsured will perform surveillance with respect to the obligations reinsured hereunder, in order to avoid or mitigate claims through early warning and remedial management. The surveillance function shall include the responsibility: (i) to monitor compliance with covenants, changes in the status, credit ratings or credit profile of reinsured obligations, (ii) to maintain a watch list, (iii) where necessary, to engage in the re-structuring and re-financing of troubled credits, and (iv) to provide monthly watch list reports to the Reinsurer.

                                  ARTICLE XII
                                ACCESS TO RECORDS

            The Reinsurer or its authorized representative shall be permitted to inspect and copy (at the Reinsurer's expense) the books and records of the Reinsured at all reasonable times for the purpose of obtaining information concerning this Agreement or its subject matter. This access shall include, without limitation, all papers in possession of the Reinsured in connection with claims, the adjustment of claims and underwriting determinations and practices. The Reinsured or its authorized representatives shall be permitted to inspect and copy (at the Reinsured's expense) the books and records of the Reinsurer relating to this Agreement, where required by a governmental or regulatory authority.

                                  ARTICLE XIII
                             SALVAGE AND SUBROGATION

Section 1.  Credit for Recoveries.

            To the extent of payments made under this Agreement, the Reinsurer shall have the right to the product of (a) the Quota Share Percentage (expressed as a decimal), and (b) the Recoveries with respect to the Business Reinsured, subject to the rights of the Reinsured's other reinsurer(s), if any, providing reinsurance.

Section 2.  Expenses.

            In the event there are any recoveries, salvages or reimbursements recovered subsequent to settlement of a loss, it is agreed that, if the expenses incurred in obtaining salvage or other recoveries are less than the amount recovered, if any, such expenses shall be borne by each party in the proportion that each party benefits from the recoveries or, otherwise, the amount recovered shall first be applied to the reimbursement of the expense of recovery and then in proportion to the liability of each party for the loss before such recovery had been obtained. Expenses hereunder shall be limited to those directly related to obtaining Recoveries, and shall exclude all other expenses, including, without limitation, all office expenses and salaries of officials and employees of the Reinsured.

Section 3.  Control of Remedies.

            The Reinsurer shall be bound by the reasonable judgment of the Reinsured concerning the salvage and subrogation rights and remedies of the Reinsured under any Policies.

                                  ARTICLE XIV
                   SERVICE OF PROCESS, JURISDICTION AND VENUE

            Subject to the parties hereto first complying with the provisions of
Article XVII hereof, the Reinsurer hereby irrevocably submits to the non-exclusive jurisdiction of any Federal or New York State court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement. The Reinsurer irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such a court was brought in an inconvenient forum. The Reinsurer agrees that a final judgment, not subject to any further appeal, in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it and will be given effect in the country of domicile of the Reinsurer to the fullest extent permitted by applicable law and may be enforced in any Federal or New York State court sitting in New York City (or any other courts to the jurisdiction of which the Reinsurer is or may be subject) by a suit upon such judgment, provided that service of process is effected upon it as specified in this Article or as otherwise permitted by law. Nothing herein shall be deemed to limit or waive the Reinsurer's right to remove a suit, action or proceeding to a federal court of the United States.

            Pursuant to any statute of any state, territory or district of the United States that makes provisions therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for the purpose in the statute, or his successor or successors in office, as its true and lawful attorney, upon whom may be served any lawful process in any action, suit or proceeding arising hereunder that may be instituted by or on behalf of the Reinsured or any beneficiary under this Agreement, and hereby designates the person named in Article XXI hereof as the person to whom such officer is authorized to mail such process or a true copy thereof.

            The Reinsurer hereby consents to process being served in any suit, action or proceeding of the nature referred to above in any Federal or New York State court sitting in New York City by service of process as set forth above, provided that, to the extent lawful and possible, written notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Reinsurer at its address specified
Article XXI hereof or to any other address which the Reinsurer shall have designated in accordance with Article XXI. The Reinsurer irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service (although the Reinsurer does not waives claims that service of process was not actually received by the Reinsurer) and agrees that such service shall be deemed to be effective service of process upon the Reinsurer in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be held to be valid and personal service upon the Reinsurer, unless the service of process was not actually received by the Reinsurer.

            Nothing in this Article shall affect the right of the Reinsurer to receive service of process in any other manner permitted by law or limit the right of the Reinsurer to bring proceedings against the Reinsured in any court having jurisdiction over the Reinsured and such proceedings. Nothing in this Article shall limit the provisions of Article XVI of this Agreement.

                                   ARTICLE XV
                                    CURRENCY

            All premium and losses arising with respect to the Business Reinsured, accounts, reports, deposits, arbitration awards and/or court judgments arising out of this Agreement shall be in United States currency.

            Premiums paid to the Reinsured for Policies covered by this Agreement in other than United States currency shall be paid by the Reinsured to the Reinsurer in United States currency at the rate of exchange on which the original accounts were settled or, if not converted at such time, at the rate of exchange used by the Reinsured in its own books of account at the time of the settlement or in accordance with any subsequent adjustment to such account.

            The amounts recoverable by the Reinsured from the Reinsurer for its proportional share of losses under the Business Reinsured in other than United States currency shall be converted into United States currency at the same rate of exchange as were applied in the settlement of the original losses or, if not converted at such time, at the rate of exchange used by the Reinsured in its own books of account at the time of the settlement or in accordance with any subsequent adjustment to such account.

            The Reinsurer shall bear the currency risk for its proportionate share in the event that (i) an insured obligation is denominated in a foreign currency, (ii) the Reinsurer's limit of liability is denominated in United States currency and (iii) the amount insured is such that the Reinsurer's applicable limit of liability for the cession is applicable using the currency exchange rate in effect on the Policy effective date. The Reinsurer's percentage participation shall be calculated by converting the Reinsurer's limit of liability using the currency exchange rate in effect on the Policy effective date, and the Reinsurer shall be entitled to its proportionate share of premiums and liable for its proportionate share of Policy

Payments based on such percentage, notwithstanding any later change in currency exchange rates which result in the Reinsurer's limit of liability being exceeded.

                                  ARTICLE XVI
                                   INSOLVENCY

            In the event of the insolvency of the Reinsured, the amounts owing by the Reinsurer under this Agreement shall be immediately payable directly to the Reinsured, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Reinsured without diminution because of the insolvency of the Reinsured or because the liquidator, receiver, conservator or statutory successor of the Reinsured has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reinsured shall give written notice to the Reinsurer of the pendency of a claim against the Reinsured indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership and that, during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Reinsured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.

            The reinsurance shall be payable by the Reinsurer to the Reinsured or to its liquidator, receiver, conservator or statutory successor, except (a) where the Agreement specifically provides another payee of such reinsurance in the event of insolvency of the Reinsured and (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Reinsured as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Reinsured to such payees, provided that any such assumption shall be subject to the approval of the Maryland Insurance Commissioner.

                                  ARTICLE XVII
                                   ARBITRATION

            All disputes arising from this Agreement shall first be adjudicated by a Board of Arbitration (the "Board") consisting of three arbitrators, all of whom shall be active or retired executive officers of insurance or reinsurance companies having no direct or indirect financial interest in either party or its affiliates. Each of the parties hereto shall select one arbitrator. A third arbitrator will be chosen by the two arbitrators selected by the parties. A party shall initiate arbitration ("Petitioner") by providing the other party with Notice, demanding arbitration and identifying its selected arbitrator. The other party ("Respondent") will have thirty (30) days from its receipt of a demand for arbitration within which to identify an arbitrator. In the event that Respondent fails to identify an arbitrator within such thirty (30) day period, Petitioner shall have the right to identify a second arbitrator, and Respondent will not be deemed aggrieved thereby. The arbitrators will jointly select a third arbitrator within thirty (30) days after both arbitrators have been selected. If the two arbitrators do not agree on the selection of a third arbitrator within such thirty (30) day period, the third arbitrator shall be designated by the American Arbitration Association.

            The Board shall interpret this Agreement as an honorable engagement and will make its award with a view to effecting the purpose and intent of this Agreement in a reasonable manner, rather than in accordance with the technical interpretation of this Agreement. The Board will be relieved from judicial formalities. The decision of a majority of the Board will be final and binding upon the parties.

            The parties shall equally bear the fees and costs of the Board of Arbitrators. The remaining costs of the arbitration shall be paid as the Board shall direct.

            The arbitration shall take place in the City and State of New York, unless the Board designates another location with the mutual consent of the parties. The rules and procedures for pre-hearing investigations shall be established by the Board and the investigation shall be completed within ninety
(90) days of the appointment of the third arbitrator. Petitioner shall deliver a written arbitration brief to the Board and to the Respondent within thirty (30) days of completion of the pre-hearing investigations. Respondent shall deliver a written response to the Board and the Petitioner within thirty (30) days of its receipt of Petitioner's brief. A hearing shall be held within thirty (30) days of submission of Respondent's response. The Board shall render its decision within sixty (60) days after completion of the hearing unless the Board requests and the parties consent to an extension of time.

            The Board may alter the time periods set forth in this Article for good cause shown.

            This Article shall survive the termination of this Agreement.

                                 ARTICLE XVIII
                                 APPLICABLE LAW

            This Agreement shall be interpreted in accordance with the laws of the State of New York, without giving effect to the conflict of law rules thereof.

                                  ARTICLE XIX
                                     SET-OFF

            The Reinsured and the Reinsurer have the right to set-off amounts due from one to the other. The party asserting the right of set-off may exercise such right at any time whether the amount(s) due constitute payment of premiums, losses or otherwise. In the event of the insolvency of a party hereto, setoff shall only be allowed in accordance with applicable law.

                                   ARTICLE XX
                                 CONFIDENTIALITY

            The Reinsurer agrees to maintain the confidentiality of the Policies, the reinsurance of the Policies and the underlying transactions and documents (the "Information"), except:

         (a) to employees, officers, directors and legal counsel with a need to know the Information,

         (b) to reinsurers, bankers, governmental agencies that regulate the Reinsurer and the rating agencies that rate the Reinsurer with a need to know the Information,

         (c) in response to a subpoena or other legal process calling for production of the Information, or

         (d) to any other person as to whom the Reinsured has given its prior written consent to each such disclosure, which consent shall not be unreasonably withheld or delayed.

            In the case of subparagraphs (a) and (b) above, no disclosure of the Information shall be permitted if any such entity or individual is affiliated with a financial guaranty insurer in competition with the Reinsured unless the Reinsured consents to the disclosure in writing. In the case of subparagraph (c) above, the Reinsurer shall promptly notify the Reinsured of such subpoena and shall at the Reinsured's direction and expense contest production of the Information thereunder.

            The foregoing requirements of confidentiality shall not apply to those portions of the Information that (a) are generally available to the public other than as a result of a disclosure by the Reinsurer or its representatives or (b) become available to the Reinsurer from a source that is not bound by an obligation of confidentiality to the Reinsured. If required by a participant in a transaction insured or to be insured by a Policy, the Reinsurer shall execute a separate confidentiality agreement containing the foregoing obligations of confidentiality with respect to such transaction. Nothing contained in this
Article XX shall expand or limit the non-compete obligation contained under
Section 4, Article X hereof.

                                  ARTICLE XXI
                              ADDRESSES FOR NOTICES

            All notices and other communications required by this Agreement (each a "Notice") shall be sent to the parties at the following addresses, respectively, unless a party designates another address in writing:

Global Markets Guaranty Ltd.           ACA Financial Guaranty Corporation
Victoria Hall, Victoria St.            One Liberty Plaza 52nd Floor
P.O. Box HM1262                        New York, New York 10006 U.S.A.
Hamilton, HM FX Bermuda
Fax No.: 441-                          Fax No.: 212-766-4034
Attn: Chief Executive Officer          Attn: Reinsurance Officer

                                  ARTICLE XXII
                                  SEVERABILITY

            Any provision of this Agreement that is held to be inoperative, unenforceable, voidable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperable, unenforceable, void or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end, the provisions of this Agreement are declared to be severable. Should any part or provision of this Agreement be held inoperative, unenforceable, voidable or invalid in any jurisdiction, such part or provision shall, as to that jurisdiction, be replaced with a provision that accomplishes, to the extent possible and lawful, the original business purpose and economic intent of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain effective and binding upon the parties hereto.



      IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Agreement as of the 25th day of November, 1998.



REINSURER:                    REINSURED:
GLOBAL MARKETS GUARANTY LTD.  ACA FINANCIAL GUARANTY CORPORATION


By: /s/ Donald J. Matthews    By: /s/  H. Russell Fraser
   _________________________     __________________________
   Donald J. Matthews            H. Russell Fraser
   President and C.E.O.          Chairman and C.E.O.

                                    EXHIBIT A


                             QUOTA SHARE PERCENTAGE
                             CEDING COMMISSION RATE
                               BUSINESS REINSURED



1. The Quota Share Percentage reinsured by Reinsurer under the Agreement shall equal:


                                    22.5%


2. The Ceding Commission Rate payable by the Reinsurer shall equal:


                                     35%


3. The Business Reinsured shall be limited to Policies covering new issues with a rating of "BB" or better.